Morgan Stanley Institutional Funds, Inc. - Morgan
Stanley China A Share Fund Inc.
Item 77O- Transactions effected pursuant to Rule
10f-3

Securities Purchased:  China Resources
Pharmaceutical
Purchase/Trade Date:	10/21/2016
Offering Price of Shares: HKD 9.100
Total Amount of Offering: 1,540,000,000 shares
Amount Purchased by Fund: 7,500,000 shares
Percentage of Offering Purchased by Fund: 0.487 %
Percentage of Fund's Total Assets: 1.84 %
Brokers: Bofa Merrill Lynch, CCB International,
CICC, Goldman Sachs, Morgan Stanley, CMS
ICBC, HSBC, Mizuho, China Securities
International, BOC International, CMB
International, JP Morgan, ABC International
Purchased from: Bank of America
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.